Exhibit 10.1

[Extreme Networks Letterhead]

September 3, 2010

Mr. Bob Corey

Dear Bob,

This letter is to confirm certain additional terms in connection with your position as Executive Vice President and Chief Financial Officer of Extreme Networks, Inc. (the “Company”).

The Compensation Committee has approved the following additional terms to your existing Executive Change in Control Severance Agreement (the “Severance Agreement”): (i) if the Company is acquired by an entity that does not have stock listed on a U.S. equity exchange, all of your unvested stock options will vest upon the closing of such a transaction, and (ii) “Good Reason” for purposes of the Severance Agreement shall include if the Company is a party to a merger or acquisition and immediately after the closing of such transaction your duties and responsibilities are materially reduced from serving as the Executive Vice President and Chief Financial Officer of the surviving publicly listed corporation.

To indicate your acceptance of these additional terms to the Severance Agreement, please sign and date this letter in the space provided below and return to Michelle Wagner, Director of Human Resources at Extreme Networks, Inc. at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is enclosed for your records.

This agreement cannot be modified or amended except by subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Sincerely,

/s/ Charles P. Carinalli

EXTREME NETWORKS INC.
Charles P. Carinalli
Lead Director,
Board of Directors

I agree to and accept the additional terms to the Severance Agreement with Extreme Networks, Inc. as set forth in this agreement.

/s/ Bob Corey	September 3, 2010
Bob Corey	Date